EXHIBIT 4.3

                    HARLEYSVILLE GROUP INC.
                   LONG TERM INCENTIVE PLAN
            AMENDED AND RESTATED:  NOVEMBER 17, 1999
            APPROVED BY STOCKHOLDERS:  APRIL 26, 2000

              T A B L E    O F    C O N T E N T S
              ------------------------------------



ARTICLE NO.     TITLE OF ARTICLE                            PAGE NO.
----------      ----------------                            -------

    I.        INTRODUCTION                                        1
              A.   Purpose of the Plan                            1
              B.   Definitions                                    1

    II.        PLAN ADMINISTRATION                                4
               A.   Administration                                4
               B.   Eligibility                                   4
               C.   Maximum Number of Shares Available            4
               D.   Adjustments                                   5
               E.   Registration Conditions                       5
               F.   Rights Upon a Change in Control               5

  III.         TARGET AWARDS                                      5
               A.   Performance Measures                          5
               B.   Performance Measure Period                    5
               C.   Target Award Levels                           6
               D.   Performance Standards                         6
               E.   Maximum Compensation Paid                     6
               F.   Committee Certification                       6
               G.   Discretionary Adjustments                     6
               H.   Imputed Dividend Reinvestment                 6
                      Plan Participation
               I.   Payment of Awards                             6
               J.   Rights upon Termination of Employment         7
               K.   Rights upon Retirement, Death or Disability   7

  IV.          MISCELLANEOUS PROVISIONS                           7
               A.   Amendment, Suspension and Termination
                     of the Plan
               B.   Government and Other Regulations              7
               C.   Other Compensation Plans and Programs         7
               D.   Withholding Taxes                             7
               E.   Single or Multiple Documents                  7
               F.   Non-Uniform Determinations                    7
               G.   Construction of Plan                          8
               H.   Pronouns, Singular and Plural                 8
               I.   Limitation of Rights                          8
               J.   Duration of the Plan                          8
               K.   Stockholder Approval                          8



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                    HARLEYSVILLE GROUP INC.

                   LONG TERM INCENTIVE PLAN
            AMENDED AND RESTATED:  NOVEMBER 17, 1999
            APPROVED BY STOCKHOLDERS: APRIL 26, 2000

I.   INTRODUCTION
     ------------

    A.   PURPOSE OF THE PLAN:  Harleysville Group Inc. (the "Company')
        -------------------
        has established the Long Term Incentive Plan ("Plan") to further the growth, development and success of the Company by providing additional incentives to those senior officers who are responsible for the management of the Company's business affairs which enable them to participate directly in the growth of the capital stock of the Company. The Company intends that the Plan will facilitate securing, retaining, and motivating senior management employees of high caliber and potential. It is intended that the Plan shall satisfy the requirements for transactions pursuant hereto to be exempt from
        Section 16(b) of the Securities Exchange Act of 1934
        ("Exchange Act") and for compensation paid hereunder to be fully deductible to the Company to the extent permitted under Section 162(m) of the Internal Revenue
        Code of 1986.

    B.   DEFINITIONS:  When used in the Plan, the following terms
         -----------
         shall have the meanings set forth below:

         1. "Change in Control" shall mean if any of the following have occurred: (i) there shall be consummated (a) any consolidation or merger of the Company or the Parent in which they are not the continuing or survivor corporation or pursuant to which shares of the Company's stock would be converted in whole or in part into cash, securities or other property, other than a merger of the Company in which the holders of the Company's stock immediately prior to the merger have substantially the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company or the Parent or (ii) the stockholders of the Company or policyholders of the Parent shall approve any plan or proposal for the liquidation or dissolution of the Company or the Parent or (iii) any "person" (as such term is used in Sections 13(d) and 14(d)
             (2) of the Exchange Act, other than the Company, the Parent, or a subsidiary thereof or any employee benefit plan sponsored by the Company, the Parent, or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from special circumstances) having the right to vote in the election of Directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of the Company or the Parent shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election of each new Director during such two-year period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such two-year period or (v) any other event shall occur that would be required to be reported in response to Item 6(e) of
             Schedule 14A of Regulation 14A promulgated under the Exchange Act or (vi) any other change in the power to direct or cause the direction of management and policies of the Company or the Parent, by contract or otherwise.

         2. "Company" shall mean Harleysville Group
             Inc., a Delaware corporation, and any successor in a reorganization or similar transaction.

         3. "Board" shall mean the Board of Directors of the Company.

         4. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         5. "Committee" shall mean the Compensation &
             Personnel Development Committee of the Board of
             Directors of Harleysville Group Inc.   The
             Committee shall consist of two or more directors selected by the Board of Directors who:

             (i)  are not current employees of the
                  Company, the Parent or a subsidiary of the Company;

            (ii)  are not former employees of the
                  Company, the Parent or a subsidiary who
                  receive compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year;

          (iii) have not been officers of the Company and is not currently an officer of the Company, the Parent or subsidiary of the Company;

           (iv)   do not receive remuneration from
                  the Company, the Parent or a subsidiary of the Company either directly or indirectly for services rendered in any capacity other than as a director, except for an amount that is de minimis remuneration within the meaning of Treasury Regulation 1.162.27(e)(iii) and does not exceed the dollar amount for which disclosure would be required pursuant to Item 404 (a) of Regulation S-K;

            (v)   do not possess an interest in any
                  other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and

           (vi) are not engaged in a business relationship for which disclosure would be required pursuant to
                  Item 404(b) of Regulation S-K.

        6. "Common Stock" shall mean the common stock of the Company, par value of $1.00 per share, and may be either stock previously authorized but unissued, or stock reacquired by the Company.

       7. "Director" shall mean a member of the Board of Directors of the Company.

       8. "Disability" shall mean the inability of a Participant to perform the services normally rendered due to any physical or mental impairment that can be expected to be of either permanent or indefinite duration, as determined by the Committee on the basis of appropriate medical evidence, and that results in the Participant's cessation of active employment with the Company.

        9.   "Exchange Act" shall mean the Securities
              Exchange Act of 1934, as amended.

       10.   "Fair Market Value" shall mean the last
              existing closing price of Common Stock on the NASDAQ NMS. The foregoing notwithstanding, the Committee may determine the Fair Market Value in such other manner as it may deem more appropriate for Plan purposes or as is required by applicable laws or regulations.

       11. "Named Executive Officers" shall be those persons covered by Item 402(a)(3) of Regulation S-K pursuant to the Exchange Act.

       12.    "Parent" shall mean Harleysville Mutual
               Insurance Company.

       13.    "Participant" shall mean those eligible
               officers and other key employees of the Company who receive Awards under the Plan.

        14.    "Plan" shall mean the Company's Long Term
                Incentive Plan.

        15.    "Retirement" shall mean cessation of a
                Participant's employment after age 55 if an employee is entitled to a benefit under the Company's qualified defined benefit Pension Plan.

        16. "Termination of Employment" shall mean a cessation of the Participant's employment with the Company, its parent or any affiliates for any reason other than retirement, death or disability.

       17. "Total Shareholder Return" ("TSR") shall mean the change in value of a share of Common Stock during any three year period based on share price appreciation plus dividends, with the dividends re-invested as of the day such dividends were ex-dividend. The Committee may adopt any reasonable method of calculating total shareholder return that is consistent with the requirements of Item 402(l) of Regulation S-K promulgated by the Securities and Exchange Commission.

        18.    "Withholding Obligation" shall mean the
                mandatory federal rate of 28% plus any applicable state and local withholding tax.


II.  PLAN ADMINISTRATION
     -------------------

     A.     ADMINISTRATION:  The Plan shall be administered by
            the Committee.
            --------------
            Subject to the express provisions of the Plan, the Committee shall have full and exclusive authority:

            (i)     to interpret the Plan;

           (ii)     to determine additional employees, if
                    any, to whom awards should be made under the Plan;

          (iii)    to determine the nature, size and
                   terms of each such award;

          (iv)     to determine the time when the awards
                   are granted and the duration of any applicable restriction period, including the criteria for acceleration thereof;

          (v) to certify that the TSR goals were met prior to payment;

          (vi)     to prescribe, amend and rescind rules
                   and regulations relating to the Plan; and

          (vii)    to make all other determinations
                   deemed necessary or advisable in the implementation and administration of the Plan as permitted by federal and state laws and regulations, including those laws and regulations regarding deductibility from income under the Code and exemption from 16 of the Exchange Act, or by rules and regulations of a national securities exchange or the NASDAQ NMS.

           The determination of the Committee in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its stockholders, Participants, and any persons having any interest under the Plan. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such action of a ministerial nature, including the preparation of award documents provided to participants, as shall be necessary to effectuate the intent and purposes hereof.

    B.     ELIGIBILITY:  Persons eligible to receive
           -----------
           Awards under the Plan shall be the Chief Executive Officer and the Senior Vice Presidents and Executive Vice Presidents that report to the Chief Executive Officer, and such others as are determined by the Committee. The Directors of the Company who are not otherwise officers or employees of the Company, its Parent or its subsidiaries shall not be eligible to participate in the Plan.

    C.     MAXIMUM NUMBER OF SHARES AVAILABLE:  Subject to adjustment
           -----------------------------------
           as specified in Section II.E. below, the aggregate number of shares of common stock that may be issued under the Plan is 600,000 shares, which shall be newly registered subsequent to the adoption and approval of this Plan.
           Such shares that are issued may be
           authorized and unissued shares or treasury shares.
           Except as provided herein, any shares subject to an award which for any reason are not issued shall again be available under the Plan.

    D.     ADJUSTMENTS:  In the event of stock dividends, stock splits,
           ------------
           recapitalizations, mergers, consolidations, combinations, exchanges of shares, spin-offs, liquidations, reclassifications or other similar changes in the capitalization of the Company, the number of shares of Common Stock available for award under this Plan in the aggregate or to any one individual shall be adjusted proportionately. In the event of any other change affecting the Common Stock reserved under the Plan, such adjustment, if any, as may be deemed equitable by the Committee, shall be made to give proper effect to such event.

    E.  REGISTRATION CONDITIONS:
        -----------------------

         1. Unless issued pursuant to a registration statement under the Securities Act of 1933, as amended, no shares shall be issued to a Participant under the Plan unless the Participant represents and agrees with the Company that such shares are being acquired for investment and not with a view to the resale or distribution thereof, or such other documentation as may be required by the Company, unless in the opinion of counsel to the Company such representation, agreement or documentation is not necessary to comply with such Act.

        2.   Any restriction on the resale of shares
             shall be evidenced by an appropriate legend on the stock certificate.

        3.  The Company shall not be obligated to
            deliver any Common Stock until it has been listed on each securities exchange on which the Common Stock may then be listed and until there has been qualification under or compliance with such federal or state laws, rules or regulations as the Company may deem applicable. The Company shall use reasonable efforts to obtain such listing, qualification and compliance.

    F.   RIGHTS UPON A CHANGE IN CONTROL:  In the event of a Change
         -------------------------------
         in Control, notwithstanding any other provisions herein, the Plan shall terminate and all target awards shall be paid out immediately on a month completed pro-rata basis.


III.  TARGET AWARDS
      -------------
      A.   PERFORMANCE MEASURES:  Determination of payouts shall be
           --------------------
           based on Company's Total Shareholder Return ("TSR") relative to a peer group of no less than 50 companies that are primarily or wholly in the property/casualty insurance industry as selected from time to time by the Committee.

     B.   PERFORMANCE MEASURE PERIOD:  The period for determining
          --------------------------
          performance shall be a three year period that will commence each January 1st and terminate on the third December 31st thereafter.

     C.   TARGET AWARD LEVELS:  Subject to Paragraph III. D. below,
          -------------------
          the target levels for the Participants shall be determined by the Committee for each three-year period no later than March
          30th of the first year of the plan period.

     D.   PERFORMANCE STANDARDS:  Prior to each three-year period, the
          ---------------------
          Committee shall determine a target award and award range for each Participant which target award and award range may have both a cash component and a stock component as determined by the Committee. The award range shall provide that: no award shall be paid if the TSR is lower than the 35th percentile; 50% of the target award shall be paid if the TSR is at the 35th percentile; 100% of the target award shall be paid if the TSR is at the 50th percentile; and 150% of the target award shall be made if the TSR is at the 80th percentile or above. If the TSR falls between the 35th and 50th percentiles and the 50th or 80th percentiles, the percent of the target award paid shall be interpolated.

     E.   MAXIMUM COMPENSATION PAID:  The maximum paid in cash to any
          -------------------------
          Participant for any performance period shall not be more than $750,000, and the maximum shares of stock issued to any Participant for any performance period shall not be more than 100,000.

    F.   COMMITTEE CERTIFICATION:  Prior to payment of the Awards,
         -----------------------
         the Committee shall review the TSR for the three-year period just completed and certify, in writing or as reflected in the minutes of the Committee Meeting, that the Company has attained the TSR levels entitling Participants to a payout.

    G.   DISCRETIONARY ADJUSTMENTS:  At the end of each three-year
         -------------------------
         period, the Committee may, in its discretion, but for good reason, prior to payment, except as to the President and/or
         Chief Executive Officer, or any other officer to the extent it would adversely affect the operation of the plan, or the deduction for the Company (I) increase or decrease the awards determined by Paragraph III. D. by 10% of the target award, provided that the maximum award paid shall never exceed 150% of the target award, or
         (ii) make an award of 10% of the target award if no award is otherwise payable.

    H.   IMPUTED DIVIDEND REINVESTMENT PLAN PARTICIPATION:  After the
         ------------------------------------------------
         amount of stock to be issued is determined pursuant to Paragraph III. G. and any discretionary adjustment thereof made pursuant to Paragraph III. E., then the amount so determined and delivered to a Participant shall be increased by imputing dividends paid by the Company during the period to such number of shares and the immediate reinvestment thereof for each quarter throughout the full three-year period.

    I.   PAYMENT OF AWARDS:  The payment of the cash element of the
         ------------------
         award shall be made as soon as practicable after the completion of the three-year period; provided, however, that a Participant may elect to defer receipt of the award pursuant to the Company's Non-Qualified Deferred Compensation Plan. Such election shall be made by December 31st of the second year of the performance period. Payment of shares of stock shall also be made as soon as practicable; provided, however, that a Participant may satisfy his or her tax withholding obligation by having shares withheld equal in Fair
         Market Value to the Withholding Obligation or deliver already owned shares of Company stock equal in Fair
         Market Value to the amount sought to be
        withheld, or any combination thereof, so long as there is no accounting charge to earnings resulting therefrom. Payment by shares may be made by attestation. Alternatively, prior to December 31st of the second year of the three-year period, the Participant may elect to defer delivery of shares of stock for (I) five years,
        (ii) ten years, or (iii) until Termination of Employment. If receipt of the share of stock is deferred, there shall be no imputed dividends during the period of deferral; nor shall a Participant exercise any other rights of ownership

    J.   RIGHTS UPON TERMINATION OF EMPLOYMENT:  Upon the Termination
         -------------------------------------
         of Employment of a Participant for any reason other than retirement, death or disability, all awards to such Participant shall immediately expire.

    K.   RIGHTS UPON RETIREMENT, DEATH OR DISABILITY:  If a
         ------------------------------------------
         Participant ceases to be an employee because of retirement, death or disability, the award shall be payable at the end of the performance period on a pro-rata month completed basis. In the event of death, the award shall be made to the beneficiary designated by the Participant.

IV. MISCELLANEOUS PROVISIONS
    -------------------------

    A.   AMENDMENT, SUSPENSION AND TERMINATION OF PLAN:  The Board of
         ---------------------------------------------
         Directors may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that if shareholder approval is required by federal or state laws or regulations or by rules and regulations of a national securities exchange or the Nasdaq National
         Market of The Nasdaq Stock Market, the amendment will not be effective until such stockholder approval.

    B.   GOVERNMENT AND OTHER REGULATIONS:  The obligation of the
         -------------------------------
         Company to issue Awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies as may be required.

   C.   OTHER COMPENSATION PLANS AND PROGRAMS:  The Plan shall not
        -------------------------------------
        be deemed to preclude the implementation by the Company, Parent or its subsidiaries of other compensation plans or programs which may be in effect from time to time. Participation in this Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company, its Parent or its subsidiaries. Any awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Company, Parent or its subsidiaries unless specifically provided in such other Plan.

    D.   WITHHOLDING TAXES:  The Company shall have the right to
         -----------------
         require a payment from a Participant to cover applicable withholding for any federal, state or local taxes. The Company reserves the right to offset such tax payment from any other funds which may be due the Participant by the Company.

    E.   SINGLE OR MULTIPLE DOCUMENTS:  Multiple forms of awards or
         ----------------------------
         combinations thereof may be evidenced by a single document or multiple documents, as determined by the Committee.

    F.   NON-UNIFORM DETERMINATIONS: The Committee's determinations
         --------------------------
         under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards, and the documents evidencing same) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, awards under the Plan whether or not such persons are similarly situated.

    G.   CONSTRUCTION OF PLAN: The interpretation of the Plan and the
         --------------------
         application of any rules implemented hereunder shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

    H.   PRONOUNS, SINGULAR AND PLURAL:  The masculine may be read as
         -----------------------------
         feminine, the singular as plural, and the plural as singular as necessary to give effect to the Plan.

    I.   LIMITATION OF RIGHTS:
         --------------------

         1.   No Right to Continue as an Employee:  Neither the Plan, nor
              -----------------------------------
              the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue as an employee of the Company for any period of time, or at any particular rate of compensation.

        2.   No Shareholder's Rights:  A Participant shall have no rights
             -----------------------
             as a shareholder with respect to the shares covered by awards granted hereunder until the date of the issuance of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

     J.   DURATION OF THE PLAN: The Plan shall remain in effect
          --------------------
          indefinitely, but, in any event, at least until all awards have been issued or paid.

    K.   STOCKHOLDER APPROVAL:  The initial adoption of this Plan
         -------------------
         shall be subject to stockholder approval.

     TO RECORD THE AMENDMENT AND RESTATEMENT OF THIS PLAN, THE
COMPANY HAS CAUSED ITS AUTHORIZED OFFICERS TO AFFIX THE CORPORATE
NAME AND SEAL HERETO THIS 17TH DAY OF NOVEMBER, 1999.

                              HARLEYSVILLE GROUP INC.


                              BY:  /s/ Walter R. Bateman
                                  --------------------------------
                                  Walter R. Bateman, II, Chairman,
ATTEST:                           President & CEO

/s/ R.A. Brown
--------------------------------------
Roger A. Brown, Senior Vice President,
Secretary & General Counsel